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                                                                      Exhibit 15

Arthur Andersen



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549



We are aware that our report dated July 14, 2000 on our review of the interim financial information of Southern Peru Copper Corporation and Subsidiaries as of June 30, 2000 and for the three-month and six-month periods ended June 30, 2000 and included in this Form 10-Q for the periods then ended, is incorporated by reference in the Company's Registration Statement on Form S-8 (File Nos. 333-02736 and 333-40293). Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the Registration Statement prepared by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



/s/ MARCO ANTONIO ZALDIVAR
Marco Antonio Zaldivar
Partner


August 11, 2000